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                     January 5, 2022

       Colin James Deller
       Chief Executive Officer
       ClearSign Technologies Corporation
       12870 Interurban Avenue South
       Seattle, WA 98168

                                                        Re: ClearSign
Technologies Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 001-35521

       Dear Mr. Deller:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences